Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-256336

May 9, 2023

FINAL TERM SHEET

4.375% Senior Notes due 2028

4.650% Senior Notes due 2033

5.150% Senior Notes due 2053

Issuer:	The Estée Lauder Companies Inc.

Security:

4.375% Senior Notes due 2028 (the “2028 Notes”)

4.650% Senior Notes due 2033 (the “2033 Notes”)

5.150% Senior Notes due 2053 (the “2053 Notes” and, together with the 2028 Notes and the 2033 Notes, the “Notes”)

Size:	2028 Notes: $700,000,000 2033 Notes: $700,000,000 2053 Notes: $600,000,000

Maturity Date:	2028 Notes: May 15, 2028 2033 Notes: May 15, 2033 2053 Notes: May 15, 2053

Coupon:	2028 Notes: 4.375% 2033 Notes: 4.650% 2053 Notes: 5.150%

Interest Payment Dates:

2028 Notes: May 15th and November 15th, commencing November 15th, 2023

2033 Notes: May 15th and November 15th, commencing November 15th, 2023

2053 Notes: May 15th and November 15th, commencing November 15th, 2023

Price to Public:	2028 Notes: 99.897% 2033 Notes: 99.897% 2053 Notes: 99.455%

Benchmark Treasury:	2028 Notes: 3.500% due April 30, 2028 2033 Notes: 3.500% due February 15, 2033 2053 Notes: 4.000% due November 15, 2052

Benchmark Treasury Price and Yield:	2028 Notes: 100-00 ¼; 3.498% 2033 Notes: 99-28+; 3.513% 2053 Notes: 102-28; 3.836%

Spread to Benchmark Treasury:	2028 Notes: +90 bps 2033 Notes: +115 bps 2053 Notes: +135 bps

Yield:	2028 Notes: 4.398% 2033 Notes: 4.663% 2053 Notes: 5.186%

Optional Redemption:

2028 Notes: At any time prior to April 15, 2028 (one month prior to the maturity date of the 2028 Notes), make-whole call at Treasury +15 bps

On or after April 15, 2028 (one month prior to the maturity date of the 2028 Notes), par call

2033 Notes: At any time prior to February 15, 2033 (three months prior to the maturity date of the 2033 Notes), make-whole call at Treasury +20 bps

On or after February 15, 2033 (three months prior to the maturity date of the 2033 Notes), par call

2053 Notes: At any time prior to November 15, 2052 (six months prior to the maturity date of the 2053 Notes), make-whole call at Treasury +25 bps

On or after November 15, 2052 (six months prior to the maturity date of the 2053 Notes), par call

Expected Settlement Date:	May 12, 2023, which is the third business day (as defined in applicable SEC rules) following the date hereof (such settlement cycle being referred to as “T+3”). Purchasers should note that the ability to settle secondary market trades of the notes effected on any date prior to two business days before delivery of the notes may be affected by the T+3 settlement.

CUSIP / ISIN:	2028 Notes: 29736R AS9 / US29736RAS94 2033 Notes: 29736R AT7 / US29736RAT77 2053 Notes: 29736R AU4 / US29736RAU41

Anticipated Ratings:	A1 (Stable) by Moody’s Investors Service, Inc. A+ (Negative) by Standard & Poor’s

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. MUFG Securities Americas Inc.
Co-Managers:

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

RBC Capital Markets, LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

Siebert Williams Shank & Co., LLC

Academy Securities, Inc.

Loop Capital Markets LLC

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Estée Lauder Companies Inc. has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, The Estée Lauder Companies Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc., 201 North Tryon Street, NC1-022-02-25, Charlotte, NC 28255-0001, Attn: Prospectus Department, by calling toll free 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by calling toll free 1-800-831-9146 or by emailing prospectus@citi.com or J.P. Morgan Securities LLC by calling (212) 834-4533 (collect).

This final term sheet supplements, and should be read in conjunction with, The Estée Lauder Companies Inc. preliminary prospectus supplement dated May 9, 2023 and accompanying prospectus dated May 20, 2021 and the documents incorporated by reference therein.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.